                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              ARAMARK CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              ARAMARK CORPORATION
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [GRAPHIC OMITTED]






                    Notice of Annual Meeting of Stockholders


To our Stockholders:

         The annual meeting of the stockholders of ARAMARK Corporation, a Delaware corporation, will be held on the Sixteenth Floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 11, 1997, at 3:00 p.m. Philadelphia time, for the following purposes:

          1.   To elect directors for the ensuing year.

          2. To consider and act upon a proposal to approve the CEO Annual Performance Bonus Arrangement.

          3. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on December 27, 1996 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by stockholders for any purpose germane to the meeting for a period of ten days prior to the meeting at the offices of ARAMARK at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

         Whether or not you expect to attend the meeting in person, please fill in, date and sign the enclosed proxy card and mail it in the enclosed return envelope provided for that purpose.



                                                  Martin W. Spector
                                                  Executive Vice President
                                                  and Secretary

Dated:  January 7, 1997

                                [GRAPHIC OMITTED]


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


Solicitation by Board of Directors

         This statement is furnished in connection with the solicitation by the Board of Directors of ARAMARK Corporation (herein called "ARAMARK" or the "Company") of proxies for use at the annual meeting of its stockholders to be held on February 11, 1997, and at any adjournment thereof. Stockholders who execute proxy cards may revoke them at any time before they are voted by delivering a later-dated proxy card or written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

         ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). It is expected that proxy cards and proxy statements will be mailed to stockholders on or about January 7, 1997.

Shares Outstanding and Voting Rights

         Only holders of shares of Common Stock Class A and Common Stock Class B of record at the close of business on December 27, 1996 are entitled to vote at the meeting. On that date, there were outstanding 1,936,243 shares of Common Stock Class A and 21,810,324 shares of Common Stock Class B (together, the "Common Stock"). Each holder of Common Stock entitled to vote will have the right to one vote for each such share standing in his, her or its name on the books of ARAMARK.

         All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly signed and dated proxy card, the shares will be voted as recommended by the Board of Directors. Where a stockholder, by marking a proxy card, withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate.

1. Election of Directors

         Ten directors will be elected by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and the election and qualification of their respective successors:

          Joseph Neubauer                     Mitchell S. Fromstein
          Robert J. Callander                 Edward G. Jordan
          Alan K. Campbell                    Thomas H. Kean
          Ronald R. Davenport                 Reynold C. MacDonald
          Lee F. Driscoll, Jr.                James E. Preston

         If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxy cards will have the right to vote for a substitute in each case, or the Board of Directors will take appropriate action to reduce the number of directors.

2. CEO Annual Performance Bonus Arrangement

         The CEO Annual Performance Arrangement ("Arrangement") is intended to provide for an annual performance bonus for the CEO upon the attainment of preestablished performance goals, which annual performance bonus will be excluded from the computation of compensation for purposes of the U.S. income tax deductibility limitation on executive officer compensation.

         Background. Current U.S. income tax laws deny a deduction for certain compensation in excess of $1 million per year paid to the executive officers named under "Executive Compensation." Certain compensation, including compensation the payment of which is deferred by the executive ("deferred compensation") and compensation paid based on the achievement of preestablished performance goals ("performance-based compensation"), is excluded from this deduction limit. For compensation to qualify for the performance-based compensation exclusion, the material terms pursuant to which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders prior to the payment. In 1996 and previous years, Mr. Neubauer participated in the Company's management incentive bonus plan. (Although the award of bonuses under that plan is based upon attainment of performance goals, such plan does not meet the performance-based compensation requirements.) Mr. Neubauer elected to defer any compensation in excess of $1 million and accordingly, his compensation was not subject to the U.S. tax deductibility limitation on executive officer compensation. Mr. Neubauer has indicated that in future years, he may not elect to defer such compensation. The Board of Directors has approved and recommended for stockholder approval, an annual bonus arrangement for the Company's Chief Executive Officer ("CEO") which is designed to qualify as performance-based compensation under current U.S. income tax laws.

         Description of the Arrangement. The Human Resources, Compensation and Public Affairs Committee (the "Committee") has been designated by the Board of Directors to administer the provisions of the Arrangement. The Board retains the authority to designate a different committee to administer the Arrangement. In any event, only members of the Committee who are independent directors may vote on matters relating to the Arrangement. The Committee is required generally to set one or more performance goals for a fiscal year not later than 90 days after the beginning of such fiscal year. Under the Arrangement, the annual performance goals must be based on attainment of target levels of, or a targeted percentage increase in, one or more of the following criteria: (1) Earnings Before Interest and Taxes ("EBIT"), (2) Return on Net Assets ("RONA"), (3) Net Income, (4) After Tax Return on Investment ("ATROI"), (5) Revenues, (6) Earnings Per Share, (7) Total Shareholder Return, (8) Return on Equity ("ROE") or (9) Return on Investment ("ROI"). The maximum annual performance bonus payable in respect of any fiscal year under the Arrangement is the least of the following amounts: (i) $2,200,000, (ii) 150% of the base salary of the CEO at the beginning of such fiscal year, and (iii) such amount as may be set by the Committee at the time it establishes the annual performance goals. The Committee shall increase the attainment of performance goals to offset (a) a change in accounting standards,
(b) a significant acquisition or divestiture, (c) a significant capital transaction, or (d) any other unusual, nonrecurring items which are separately identified and quantified in ARAMARK's audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established. The Committee at its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable under the Arrangement. In making this determination, the Committee may take into consideration any and all factors relating to ARAMARK's and the CEO's performance for such fiscal year. The Arrangement shall be effective, beginning for fiscal year 1997, upon its approval by the stockholders of ARAMARK. The Committee may, without further action by the stockholders, amend the Arrangement from time to time as it deems desirable; provided, that no such amendment may increase the employees who may receive compensation under the Arrangement, change the permitted performance measures, increase the maximum bonus payable under the Arrangement or make any other change requiring further approval under U.S. income tax laws. The Arrangement, unless earlier terminated, will be effective for each of the five fiscal years 1997 through 2001. The Board of Directors may, in its discretion, terminate the Arrangement at any time.

         Stockholder Approval. If the Arrangement is not approved, then Mr. Neubauer will continue to participate in the management incentive bonus plan to the same extent as in previous years. To be approved, the Arrangement must receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting (voting as a single class).

         The Board of Directors recommends a vote FOR the Arrangement.

Directors

Name (Age as of November 1, 1996)        Office Held (Committee)        Since
---------------------------------        -----------------------        -----
Joseph Neubauer (55).................... Chairman and President         1979
                                         and Director (1)(2)(3)
Robert J. Callander (65)................ Director(2)(3)(4)(5)           1986
Alan K. Campbell (73)................... Director (4)                   1980
Ronald R. Davenport (60)................ Director(1)(4)(5)              1980
Lee F. Driscoll, Jr. (70)............... Director(1)                    1973
Mitchell S. Fromstein (68).............. Director (3)(4)                1990
Edward G. Jordan (66)................... Director(1)(2)(3)              1980
Thomas H. Kean (61)..................... Director (3) (4)               1994
Reynold C. MacDonald (78)............... Director(1)(2)(3)              1977
James E. Preston (63)................... Director (3)(4)                1993
---------------------

The numbers following the offices held by the directors indicate membership in the following Board committees during fiscal 1996:
         (1)   Audit and Corporate Practices
         (2)   Executive
         (3)   Finance
         (4)   Human Resources, Compensation and Public Affairs
         (5)   Stock

Directors Meetings and Committees

         ARAMARK's Board of Directors held six meetings during fiscal 1996. The Board has certain standing committees which are described below. During fiscal 1996, each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he served.

         The Audit and Corporate Practices Committee reviews the periodic financial reports and the accounting principles used by the Company and the adequacy of the Company's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment, and approves the compensation, of the Company's independent public accountants and monitors compliance with the Company's business conduct policy. It held four meetings during fiscal 1996.

         The Executive Committee, when acting by unanimous vote of all members, has the full power of the Board of Directors when the Board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. The committee did not hold any meetings in fiscal 1996.

         The Finance Committee reviews the overall financial and business plans of the Company, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt and the performance of the Company's retirement benefit plans. It recommends to the Board specific transactions involving the foregoing, and it has been empowered by the Board to approve certain financial commitments and acquisitions and divestitures by the Company up to specified levels. It held five meetings during fiscal 1996.

         The Human Resources, Compensation and Public Affairs Committee consists entirely of outside directors. The committee determines the base salary of the Chairman and President (subject to review and approval by the Board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of the Company's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews the Company's contribution policy and practices for its retirement benefit plans. The committee is also authorized to exercise the Company's rights and powers under the Restated and Amended Stockholders' Agreement, including approval of grants of stock purchase opportunities under the ARAMARK Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held six meetings during fiscal 1996.

         The Stock Committee consists of two outside directors. The committee has concurrent authority, with the Human Resources, Compensation and Public Affairs Committee, to approve specific transactions involving Company stock between officers and directors and the Corporation. The committee was created by the Board in fiscal 1996. It did not hold any meetings during fiscal 1996.

Business Experience

         The principal occupations during the past five years of the Company's directors and other directorships currently held by directors are as follows:

         Mr. Neubauer has been president and chief executive officer of the Company since February 1983 and the chairman since April 1984. He is a director of Bell Atlantic Corporation, Federated Department Stores, Inc., First Union Corporation, and Penn Mutual Life Insurance Co.

         Mr. Callander is executive-in-residence at the Business School of Columbia University. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group, Inc., Beneficial Corporation, Latin American Dollar Income Fund, Omnicom Group Inc., Scudder New Asia Fund, Scudder World Income Opportunities Fund and The Korea Fund Inc.

         Dr. Campbell was vice chairman of the Company from April 1984 to February 1991 and was executive vice president from December 1980 until his retirement in September 1990.

         Mr. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972.

         Mr. Driscoll was a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll from January 1984 until December 1990.

         Mr. Fromstein has been chairman, president and chief executive officer of Manpower Inc. since March 1976. He is a director of Manpower Inc. and ARI Network Services, Inc.

         Mr. Jordan was the chairman and chief executive officer of Consolidated Rail Corporation from 1975 to 1981 and served as the president of The American College from 1982 until 1987. He is a director of Acme Metals Incorporated.

         Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Bell Atlantic Corporation, Beneficial Corporation, Fiduciary Trust Company International and United Health Care Corporation.

         Mr. MacDonald serves as a consultant to Acme Metals Incorporated. He was chairman of Acme Metals Incorporated from June 1986 until May 1992. He is a director of Acme Metals Incorporated and Kaiser Ventures Inc.

         Mr. Preston has been the chairman, president, chief executive officer and a director of Avon Products, Inc. since 1989. He is a director of Woolworth Corporation and Reader's Digest Association.

Executive Compensation

         The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to the Company in the years indicated.




                                                               Annual Compensation             Stock         All
                                             Fiscal         ------------------------          Options       Other
Name and Current Principal Position           Year           Salary            Bonus         Granted(#)    Comp(1)
-----------------------------------           ----           ------            -----         ----------    -------
Joseph Neubauer                               1996          $850,000          $700,000               0     $14,500
  Chairman, President and                     1995          $820,000          $650,000         500,000     $15,000
  Chief Executive Officer                     1994          $790,000          $650,000               0      $5,500
James E. Ksansnak                             1996          $354,000          $300,000               0      $6,000
  Executive Vice President,                   1995          $342,000          $225,000          35,000      $5,500
  Chief Financial Officer                     1994          $330,000          $235,000               0      $5,500
William Leonard                               1996          $385,000          $275,000               0      $6,000
  Executive Vice President, and               1995          $362,000          $325,000          70,000      $5,500
  President of ARAMARK Global                 1994          $345,000          $240,000               0      $5,500
  Food & Support Services Group
Martin W. Spector                             1996          $337,000          $200,000               0      $6,000
  Executive Vice President,                   1995          $327,000          $200,000          10,000      $5,500
  General Counsel and                         1994          $317,000          $210,000               0      $5,500
  Secretary
L. Frederick Sutherland                       1996          $314,500          $240,000               0      $6,000
  Executive Vice President and                1995          $280,000          $310,000         100,000      $5,500
  President of ARAMARK Uniform                1994          $260,000          $200,000               0      $5,500
  Services Group
                                                .


--------------------

     (1) Other compensation includes employer contributions to the Stock Unit Retirement Plan, plus for fiscal 1996 and 1995, the value of interest foregone and not recaptured by the Company relating to payment of premiums for split dollar life insurance.

Stock Purchase Opportunities

         Of the more than 4,000,000 stock purchase opportunities granted in fiscal 1996, none were granted to the named executive officers.

         The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 1996 and the unexercised options held as of September 27, 1996.


                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                         (Stock Purchase Opportunities)

                                                             Number of Options Held      Current Value of Options Held (2)
                                Shares                    ---------------------------   ----------------------------------
                             Acquired on       Value       Currently      Not Currently   Currently      Not Currently
           Name                Exercise     Realized (1)  Exercisable    Exercisable     Exercisable      Exercisable
           ----                --------     ------------  -----------    -----------     -----------      -----------
Joseph Neubauer                     48,152       $499,288           0        521,404              $0       $1,536,857
James E. Ksansnak                   17,924       $195,941      21,400         43,560        $305,806         $169,229
William Leonard                     62,080       $490,724      21,400        172,800        $305,806         $861,508
Martin W. Spector                    7,704        $56,085      68,480         17,708        $978,579          $94,291
L. Frederick Sutherland             37,248       $363,599           0        142,848              $0         $537,863


--------------------
     (1) Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
     (2) Options currently exercisable and current values of options are determined as of September 27, 1996. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.


         The following graph compares the five year cumulative return of Class B Common Stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.

                  Five Year Cumulative Total Shareholder Return

                           PERCENT OF BASE YEAR PRICE


     250|------------------------------------------------------------------|
        |                                                             &    |
        |                                                  &               |
     200|-------------------------------------------------------------#*---|
        |                                     &                            |
        |                                                 *                |
     150|-------------------------&-----------------------#----------------|
        |                                     *                            |
        |               &         *           #                            |
     100|&*#-|---------*|#-------#|-----------|-----------|-----------|----|
            1991      1992      1993        1994         1995        1996


&=ARAMARK          *=S&P 500 ADJ.              #=DOW JONES: CONSUMER NON-CYC.


         Cumulative total return is stated as a percentage of the base year
(1991) stock price. Cumulative total return in a given year equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the year-end stock price, (ii) divided by the base year stock price.


      ARAMARK                                                  Dow Jones
    Fiscal Year                                                 Consumer
       Ended               ARAMARK            S&P 500         Non-Cyclical
       -----               -------            -------         ------------
       1991                100.00             100.00             100.00
       1992                118.75             110.20             109.12
       1993                151.84             125.42              98.05
       1994                189.10             130.32             115.97
       1995                214.05             167.61             157.36
       1996                239.05             201.08             204.34


         Directors who are employees of the Company are not paid directors' fees. Directors who are not employees receive an annual retainer of $25,000 for serving on the Board, $3,000 for services as chairman of a Board committee and $1,000 for otherwise serving on a committee, and they receive meeting fees of $1,000 per day for attendance at meetings of the Board, and for each committee meeting.

         The Company has employment agreements or arrangements with all of its officers, under which they are currently being paid annual salaries ranging up to $900,000. Generally, these are for indeterminate periods terminable by either party upon notice ranging from eight weeks to six months. Mr. Neubauer's agreement currently provides for services to February 17, 1998 (with automatic renewals for successive three year terms unless terminated) at a current annual base salary of $900,000 and for fully vested supplemental benefits upon his death of 25% of his highest base salary payable to his surviving spouse, if any, annually for life or upon his retirement, disability or termination for any other reason of 50% of his highest base salary payable to him annually for life. Upon termination by the Company without cause, Mr. Neubauer's management incentive bonus shall be prorated through the time of termination; his base salary at time of termination shall continue for a period of three years after termination; and, his supplemental benefits shall commence at the end of such three year period. The Company has a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, the Company pays a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. The current amount thus outstanding is $649,000. The Company foregoes charging interest in each fiscal year on such amount. However, the foregone interest is at least partially recaptured by the Company by reducing the amount of the interest which would otherwise accrue on Mr. Neubauer's deferred compensation. The Company holds a security interest in the policies to secure the repayment of the premium amount paid by the Company. The arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement). Through fiscal 1996, Mr. Neubauer also had an agreement with the Company which provided for deferral of that portion of his salary and bonus payments which, but for the deferral, would have been subject to the U.S. tax deductibility limitation on executive officer compensation. Messrs. Ksansnak, Leonard, Spector, and Sutherland have current annual base salaries of $368,000 $410,000, $347,000 and $345,000, respectively. Several agreements (including the above-referenced agreement with Mr. Neubauer) provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death or termination of employment.

         The Company currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Committee Report On Executive Compensation

         The Company's compensation programs are designed to support the Company's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with the Company's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.

         Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of the Company, the current rate of inflation and general compensation levels in the industries in which the Company operates. For fiscal 1996, the guideline increase for executive officers, including the five named individuals, was 3.5%, which was the same as for fiscal 1995. The specific salary increases for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the Board of Directors of the Company; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee. Mr. Neubauer's salary was increased by 5.9% during fiscal 1996.

         Bonus. Senior executive officers participate in the Company's management incentive bonus program. Bonuses are awarded annually based in part upon the attainment of predetermined financial goals and in part upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee's bonus potential generally varies, as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit which is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Mr. Neubauer, the Committee awards a bonus based on a general review of the Company's and Mr. Neubauer's performance.
Mr. Neubauer was awarded 73% of his maximum bonus potential for fiscal 1996.

         Performance measures. The Company uses various financial measures to evaluate the performance of the Company and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures used are Revenue Growth, EBIT, RONA and, in addition, for overall corporate performance Net Income and ATROI. EBIT is Earnings Before Interest and Taxes. RONA is Return on Net Assets. ATROI is After Tax Return on Investment. Targets for each of these performance measures are established annually in the Company's business plan, which is approved at the beginning of the fiscal year by the Board of Directors.

         Mr. Neubauer's Bonus Arrangement. In 1996 and previous years, Mr. Neubauer participated in the management incentive bonus plan. Mr. Neubauer elected to defer any compensation in excess of $1 million, and accordingly, his compensation was not subject to the U.S. tax deductibility limitation on executive officer compensation. Mr. Neubauer has indicated that in future years, he may not elect to defer such compensation. The Committee has proposed to the Board of Directors, and the Board has recommended for stockholder approval, an annual bonus arrangement for the Company's Chief Executive Officer which will allow the Committee to award a bonus to Mr. Neubauer in future years on the basis of specific performance criteria and goals being attained, while also allowing the Company to deduct the entire amount of Mr. Neubauer's compensation as an expense for U.S. income tax purposes. See "The CEO Annual Performance Bonus Arrangement."

         Stock Purchase Opportunities. The Committee believes that management ownership contributes to the Company's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Committee, accordingly, grants stock purchase opportunities to selected management employees. In addition, the Committee oversees the Company's expanded ownership program, to further expand the number of management owners. The terms of the installment stock purchase opportunities and the expanded ownership opportunities are generally described under "The ARAMARK Ownership Program." Individual grants are generally made by the Committee in connection with hires, promotions and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Committee. The Company has in the past also made broad-based grants to management employees.

         Compensation Committee Interlocks and Insider Participation. Dr. Campbell, who was an Executive Vice President until his retirement in September 1990, is a member of the Committee.

         Members of the Committee:

        Robert J. Callander, Chair        Mitchell S. Fromstein
        Alan K. Campbell                  The Honorable Thomas H. Kean
        Ronald R. Davenport               James E. Preston

Security Ownership of Certain Beneficial Owners and Management

         The following table presents certain information as of December 27, 1996 with respect to shares of the Common Stock of the Company beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (on a Class B equivalent basis), by each director and by each named executive officer.


                                                                       Percent
                                                                 ----------------------
                                                 Number of        Voting       Total
                                                Shares (3)         Power    Outstanding
                                                ----------         -----    -----------
Trustees for various ARAMARK
  employee benefit plans (1)(2)                9,857,230             4.2%       24.2%
Joseph Neubauer                                5,447,057            22.8%       13.3%
Robert J. Callander                              115,490             *           *
Alan K. Campbell                                 243,443             1.0%        *
Ronald R. Davenport                               60,500             *           *
Philip L. Defliese                                98,637             *           *
Lee F. Driscoll, Jr.                              10,480             *           *
Mitchell S. Fromstein                            129,797             *           *
Edward G. Jordan                                 122,500             *           *
Thomas H. Kean                                    70,700             *           *
Reynold C. MacDonald                               2,500             *           *
James E. Preston                                  86,500             *           *
James E. Ksansnak                                718,497             3.0%        1.8%
William Leonard                                  576,709             2.4%        1.4%
Martin W. Spector                                882,306             3.7%        2.2%
L. Frederick Sutherland                          494,052             2.1%        1.2%
All directors and executive
  officers as a group (26 persons)            10,691,569            43.6%       25.7%
All employees** and directors
  as a group                                  25,070,163            93.0%       56.9%
All employees **, directors and
  employee benefit plans as a group           34,927,393            96.6%       79.3%

---------------
     (1) The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107
     (2) The trustees are Alan K. Campbell, James E. Ksansnak and Martin W. Spector.
     (3) Includes shares issuable upon the exercise of currently exercisable stock purchase opportunities and options.
     *    Less than 1%.
     **   Includes children and other transferees for estate planning purposes.

The ARAMARK Ownership Program

         The ARAMARK Ownership Program (the "Program") is designed to provide an opportunity for selected management employees of the Company and its subsidiaries to acquire an ownership interest in the Company and thereby give them a more direct continuing interest in the future success of the Company's business. Under the Program, direct ownership in the Company has increased from 62 original management investors in December 1984 to approximately 1,150 management investors owning approximately 53% of the equity. At December 27, 1996, management employees and directors held stock purchase opportunities and options for 12,454,011 shares.

         The Company's senior management believes that management ownership has significantly contributed to the Company's success, and intends to continue to use the Program to expand both the number of management investors and their percentage ownership.

         Through installment stock purchase opportunities and expanded ownership purchase opportunities, the Company has granted management employees an opportunity to invest in, or increase their investment in, the Company.

         The purchase price for shares subject to either installment stock purchase opportunities ("ISPOs") or expanded ownership purchase opportunities ("EXPOs") is the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Company's Stockholders' Agreement. Generally, purchase opportunities are not transferable, and each purchase opportunity is exercisable only by the employee to whom it is granted.

         Each installment stock purchase opportunity has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire installment purchase opportunity is canceled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date is canceled. Each installment stock purchase opportunity is exercisable only while an employee of the Company or a subsidiary. The Company also grants cumulative ISPOs which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it is not canceled but rather may be exercised during any subsequent exercise period.

         Each expanded ownership purchase opportunity provides that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her expanded ownership purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the entire grant is canceled. Expanded ownership opportunities have been awarded to management employees who had not previously been granted installment stock purchase opportunities. The size and the structure of the expanded ownership opportunities were approved, taking into consideration the general compensation levels of the recipients, the size of the cash investment that would be required, the general suitability of such an investment to recipients generally, the goal of encouraging management investors to retain the shares they acquire, the potential dilution to existing stockholders, and the costs and additional administrative requirements of such expanded ownership.

         In connection with the exercise of installment purchase opportunities and non-qualified stock options, ARAMARK has adopted a deferred payment program whereby a portion of the purchase price for certain installments may be deferred at the election of the employee for approximately six years. The deferred payment obligation is a full recourse obligation of the individual, accrues interest and is secured by a pledge of the shares of ARAMARK Common Stock purchased. The interest rate for deferred payment obligations incurred in the current exercise period has been set at 8.25%. More than 500 employees (including executive officers) are currently participating in the program. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Ksansnak, Leonard, Spector and Sutherland were $928,500, $600,000, $584,000, $280,500 and $379,000, respectively.

Certain Relationships and Related Transactions

         During fiscal 1996, the Company repurchased from three executive officers 20,084 shares of common stock at an average price per share of $15.67. The Company also repurchased or redeemed an aggregate of 5,187 shares of Series C Preferred Stock from directors and executive officers at prices equal to $1,000 per share plus accrued and unpaid dividends to the respective dates of such repurchases or redemption, payable in cash or in some instances shares of Common Stock. The Company anticipates that it will continue to repurchase shares held by officers and directors, through the Company's internal market, and following their termination of employment or cessation as a director.

         The Company, the members of management who are equity investors in the Company and certain other investors (collectively, "Restricted Investors") are parties to an amended and restated stockholders' agreement. Restricted Investors are subject to certain restrictions on transfer, with the Company having certain rights of first offer in the event of any sales or dispositions by Restricted Investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual Restricted Investors, such persons or their estates may cause the Company to repurchase for cash up to 30% of their shares at the then current appraisal price but only to the extent such repurchase by the Company is permitted under the Company's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares which may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the stockholders' agreement.

Relationship with Independent Public Accountants

         The Board of Directors is expected to reappoint the firm of Arthur Andersen LLP as independent auditors for the Company for the 1997 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

         A copy of the Company's annual report on Form 10-K for the fiscal year ended September 27, 1996 has been delivered to stockholders. Stockholders are referred to the report for financial and other information about the Company.

General

         Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by the Company.

         Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

         Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of the Company in accordance with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Company's proxy statement and form of proxy for next year's annual meeting, they must be received by the Company not later than September 9, 1997. Proposals should be directed to the attention of the Corporate Secretary.

[GRAPHIC OMITTED]

                              ARAMARK CORPORATION
                                   PROXY CARD
                       SOLICITED BY THE BOARD OF DIRECTORS



Joseph Neubauer, Martin W. Spector and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on February 11, 1997 and at any adjournment, as follows:

1. Election of Directors    [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY to vote
                                (except as marked to the contrary below)            for  all  nominees   listed below

R.J. Callander, A.K. Campbell, R.R. Davenport, L.F. Driscoll, Jr., M.S. Fromstein, E.G. Jordan, T.H. Kean, R.C. MacDonald,
J. Neubauer, J.E. Preston

(To withhold authority to vote FOR, write name(s) on line:--------------------------------------------------------)


2. To consider and act upon a proposal to approve the CEO Annual Performance Bonus Arrangement

                   [ ] FOR       [ ] ABSTAIN        [ ] AGAINST


3. In their discretion upon such other matters as may properly come before this meeting

                   [ ] GRANT  AUTHORITY             [ ] WITHHOLD  AUTHORITY

                                    (Continued and to be signed on reverse side)

Any of the above-named proxy agents or their substitutes present and acting at the meeting shall have all the powers conferred hereby.

If no choice is specified and the card is properly signed and returned, the shares represented by the proxy card will be voted FOR the election of directors and the approval of the CEO Annual Performance Bonus Arrangement.


Dated:_________________________            ____________________________________
                                                  Signature of Stockholder

                                           IMPORTANT: Please sign exactly as
                                           your name or names appear hereon.
                                           Joint owners should each sign
                                           personally. If you sign as agent or
                                           in another representative capacity,
                                           please state the capacity in which
                                           you sign.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THE PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.

                                                               [GRAPHIC OMITTED]






PLEASE INDICATE ANY ADDRESS CORRECTIONS OR CHANGES ABOVE.